EXHIBIT 23

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference of our report dated January 10, 2003 on our audits of the consolidated financial statements of Heritage Oaks Bancorp and Subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this Annual Report on Form 10-KSB.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
March 13, 2003